Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements of Plymouth Industrial REIT, Inc. on Form S-3 (File No. 333-277383) and Form S-8 (File No. 333-288644 and 333-273652) of our report dated August 25, 2025 with respect to our audit of the Combined Statement of Revenues and Certain Operating Expenses of the Ohio Properties for the year ended December 31, 2024.

/s/ Frazier & Deeter, LLC

Atlanta, Georgia

August 25, 2025